Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Robert DeAlmeida
President and CEO
Hamilton Bancorp, Inc.
 410-823-4510
MEDIA CONTACT:
Lauren Lawder
Director of Marketing, Hamilton Bank
410-616-1996
llawder@hamilton-bank.com

 Hamilton Bank Completes Conversion to Maryland Commercial Bank Charter
TOWSON, Md. (December 21, 2017)—Hamilton Bancorp, Inc. (NASDAQ: HBK) and its subsidiary, Hamilton Bank (the "Bank"), today announced that the Bank completed its conversion from a federal savings bank to a Maryland commercial bank effective December 21, 2017.  In conjunction with the Bank's charter conversion, Hamilton Bancorp converted from a savings and loan holding company to a bank holding company. The charter conversion is part of the bank's strategic plan which will allow it to continue to focus on growth opportunities in commercial, consumer and mortgage lending as well as small business and retail banking.
The Maryland Office of the Commissioner of Financial Regulation will serve as the Bank's primary regulator with additional federal oversight provided by the Federal Deposit Insurance Corporation.  Hamilton Bancorp will continue to be regulated by the Federal Reserve Board.
About Hamilton Bank
Founded in 1915, Hamilton Bank is a community bank with $518.8 million in assets and $61.8 million in regulatory capital. The bank has 75 full-time employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.
Member FDIC and Equal Housing Lender

Forward-looking Statements
This current report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by use of forward-looking statements which may be identified by reference to a future period or periods, or by use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "continue," or similar terms, variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the companies operate; competitive products and pricing; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including compliance costs and capital requirements; changes in prevailing interest rates; acquisitions and the integration of acquired businesses; credit risk management; asset-liability management; the financial and securities markets; and the availability of and costs associated with sources of liquidity.
Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.